                                                                    EXHIBIT 4(a)


                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                              Berwyn, Pennsylvania

ANNUITANT:       JOHN DOE                        CONTRACT DATE:     01/01/2000

CONTRACT NO.:    9000000                         MATURITY DATE:     01/01/2055

In this Contract, Provident Mutual Life Insurance Company is referred to as "We", "Us", "Our", or the "Company." "You" and "Your" refer to the Owner of the Contract.

We agree to pay the benefits as described in this Contract in accordance with its provisions.

                       PLEASE READ THIS CONTRACT CAREFULLY
                   It is a legal contract between You and Us

                      NOTICE OF 10-DAY CANCELLATION PERIOD

If for any reason You are not satisfied with this Contract, You may return it to Us for cancellation by delivering or mailing it to:

1. our Service Center, 300 Continental Drive, Newark, DE 19713-4399, P.O. Box 15750, Wilmington, DE 19850-5750, or

2.   the agent through whom it was purchased.

To cancel this Contract, You must return it to Us no later than 10 days after You first receive it. This Contract will be void as of the date We receive Your Contract and Your request for cancellation. We will refund Your Contract Account Value (as of the date the returned Contract is received by Us) minus any Credit Amounts plus any charges that We have deducted from either premium payments or Contract Account Value.

Signed for Provident Mutual Life Insurance Company in Berwyn, Pennsylvania.



        [TO COME]                               /s/ Robert W. Kloss
        Secretary                                     President


PRIOR TO THE MATURITY DATE, ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT INCLUDING ANY DEATH BENEFIT THAT MAY BE PAYABLE, WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE DAILY AS A FUNCTION OF THE INVESTMENT PERFORMANCE OF SUBACCOUNTS SELECTED BY THE OWNER AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. NO MINIMUM CONTRACT ACCOUNT VALUE IS GUARANTEED EXCEPT FOR ANY AMOUNTS IN THE GUARANTEED ACCOUNT OPTIONS. THE AMOUNT OF THE ANNUITY PAYMENTS UNDER THIS CONTRACT WILL BE DETERMINED ON THE MATURITY DATE AND WILL NOT CHANGE DURING THE PAYMENT PERIOD.

AN ANNUAL ANNUITY CHARGE WILL BE DEDUCTED FROM THE ASSETS OF THE VARIABLE ACCOUNT. THIS CHARGE WILL NOT EXCEED AN ANNUAL RATE OF 1.40% OF SUCH ASSETS.

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
             Flexible premiums as stated in the General Provisions.
                      Contract Account Values are variable,
              except for amounts in the Guaranteed Account Options
                           Non-participating Contract.

  FOR INQUIRIES, INFORMATION AND RESOLUTION OF COMPLAINTS CALL: 1-800-688-5177



Form VA110NY

                               CONTRACT SCHEDULE

OWNER:                 ALTERNATE OWNER NAME

ANNUITANT:             JOHN DOE

DATE OF BIRTH - SEX:   01/01/1965 - MALE            CONTRACT DATE:   01/01/2000

CONTRACT NUMBER:       9000000                      MATURITY DATE:   01/01/2055



INITIAL PREMIUM PAYMENT:                                  $10,000.00


CREDIT AMOUNT PERCENTAGES:
    TOTAL PREMIUMS LESS WITHDRAWALS
      (INCLUDING SURRENDER CHARGES)                                                   PERCENTAGES
      -----------------------------                                                   -----------
         From $10,000 to $24,999                                                          1.5%
         From $25,000 to $99,999                                                          3.0%
         From $100,000 to $499,999                                                        4.0%
         From $500,000 to $999,999                                                        4.5%
         $1,000,000 and more                                                              5.0%


MINIMUM REQUIREMENTS:
         Minimum Withdrawal Amount:                                                     $   500
         Minimum Transfer Amount:                                                       $   500
         Minimum Remaining Amount after Transfer:                                       $   500
         Minimum Remaining Contract Account Value after Withdrawal:                     $10,000


CHARGES AND FEES:
         Annual Annuity Charge:                                                            1.40%
         Annual Administrative Fee:                                                     $ 30.00
           This fee may be waived if the Contract Account Value, on the date the fee is assessed, is at least $100,000
         Transfer Processing Fee:                                                       $ 25.00
           This fee is waived on the first twelve transfers in a Contract Year
         Premium Tax Charge:                                                          0% (See Section 9: Fees and Charges)



Form VA110NY                         Page 3

                               CONTRACT SCHEDULE
                                   (Continued)

SURRENDER CHARGE:
      AGE OF EACH PREMIUM PAYMENT IN

                             CONTRACT YEAR    CHARGE
                             -------------    ------
                                   1           8.0%
                                   2           8.0%
                                   3           8.0%
                                   4           8.0%
                                   5           8.0%
                                   6           6.5%
                                   7           5.0%
                                   8           3.5%
                                   9           2.0%
                              10 and over      0.0%

DEATH BENEFIT CHARGE:

The same amount as the Surrender Charge above, but not to exceed the dollar amount of Credit Amounts granted under the Contract during the 12 months preceding the Owner s death.

RIDERS:

   Renewal Credit Endorsement - Form R1210
   Death Benefit Rider - Form R1547
   Death Benefit Rider - Form R1548
   Amendment of Contract Provisions (For Unisex Contracts) - Form PM470.13A Qualified Plan Rider - Form PM471
   403(b) Annuity Loan Rider - Form PM515
   Amendment to Qualify Deferred Annuity Contract as a SIMPLE IRA - Form PM549 Amendment to Qualify Deferred Annuity Contract as a SIMPLE Employee Pension
    (SEP) IRA - Form PM550
   Amendment to Qualify Deferred Annuity Contract as an IRA - Form PM553 Amendment to Qualify Deferred Annuity Contract as a TSA Under Section 403(b)
    of the IRC - Form PM554
   Charitable Remainder Trust Rider - Form PM558




Form VA110                           Page 4

                             SECTION 1: DEFINITIONS

ACCUMULATION UNIT: A unit of measure used to calculate Variable Account Value.

ACT: Investment Company Act of 1940, as amended.

ANNUITANT: The person or persons upon whose life (or lives) the Annuity Payments payable under the Contract is determined.

ANNUITY DATE: The date as of which Surrender Value is applied to a Payment Option. The Annuity Date will be the Maturity Date unless the Owner designates a different date.

ANNUITY PAYMENT: One of several periodic payments made by Us to the Payee under a Payment Option.

BENEFICIARY: The person(s) to whom the death benefit will be paid on the death of an Owner or Annuitant. If the Contract has joint Owners, the surviving joint Owner will be the designated Beneficiary.

CALCULATED CREDIT AMOUNT: The amount calculated on the first three Contract Anniversaries to determine if an additional Credit Amount will be applied under the Look-back provision of the Credits Section.

CANCELLATION PERIOD: The period described on the cover page of this Contract during which the Owner may return the Contract for a refund.

CODE: The Internal Revenue Code of 1986, as amended.

COMPANY, WE, US OR OUR: Provident Mutual Life Insurance Company, a Pennsylvania corporation.

CONTRACT: This flexible premium deferred variable annuity contract, including any attached endorsements or riders, and the attached copy of the application.

CONTRACT ANNIVERSARY: The same day and month in each Contract Year as the Contract Date. Contract Years and Months are measured from the Contract Date shown in the Contract Schedule.

CONTRACT DATE: The date on which We issue the Contract, shown in the Contract Schedule, and upon which the Contract becomes effective. The Contract Date is used to determine Contract Years and Contract Anniversaries.

CONTRACT ACCOUNT VALUE: The total amount invested under the Contract. It is the sum of Variable Account Value and the Guaranteed Account Value.

CONTRACT YEAR: A twelve-month period beginning on the Contract Date or on a Contract Anniversary.

CREDIT AMOUNT: An amount calculated in accordance with the percentages shown in the Contract Schedule as further defined in the Credits Section.

DUE PROOF OF DEATH: Proof of death satisfactory to Us. Due Proof of Death may consist of the following:

(a) a certified copy of the death record;
(b) a certified copy of a court decree reciting a finding of death; or
(c) any other proof satisfactory to Us.

FREE WITHDRAWAL AMOUNT: During the first Contract Year, an amount equal to 10% of the premium payments in the first Contract Year. For all other Contract Years, an amount equal to 10% of the Contract Account Value at the start of that year.

FUND: Any open-end management investment company or investment portfolio thereof or any unit investment trust or series thereof, in which a Subaccount invests.

GENERAL ACCOUNT: The assets of the Company other than those allocated to the Variable Account or any other Separate Account of the Company.

GUARANTEED ACCOUNT OPTION: An allocation option available under the Contract as further defined in the Guaranteed Account Options Section. Amounts allocated to the Guaranteed Account Options are invested in the General Account.

GUARANTEED ACCOUNT VALUE: The total amount in all Guaranteed Account Options being used under the Contract.

HOME OFFICE: Our office at 1000 Chesterbrook Boulevard, Berwyn, Pennsylvania 19312-1181.

MATURITY DATE: The last date as of which Contract Account Value may be applied to purchase a Payment Option. It is the later of the Contract


Form VA110NY                         Page 5

Anniversary on or following the Annuitant's age 90, or 10 years after the Contract Date (unless We consent to a later Maturity Date).

NET ASSET VALUE: The value per share of any Fund on any Valuation Day. The method of computing the Net Asset Value is described in the prospectus for each Fund.

NET PREMIUM PAYMENT: Your premium payment less any Premium Tax Charge deducted from the premium payment.

NOTICE: A notice or request submitted by You in writing or otherwise to Us in a form satisfactory to Us that is signed by the Owner and received at the Service Center.

OWNER: The person (or persons) who owns (or own) the Contract and who is (are) entitled to exercise all rights and privileges provided in the Contract, also referred to herein as "You" or "Your." The maximum number of joint Owners is two. Provisions relating to action by the Owner mean, in the case of joint Owners, both Owners acting jointly under procedures acceptable to Us.

PAYEE: The person entitled to receive Annuity Payments under the Contract. The Annuitant is the Payee unless the Owner designates a different person as Payee.

PAYMENT OPTION: An elected option resulting in a series of periodic payments beginning on the Annuity Date as further defined in the Annuity Provisions and Payment Option Section.

PROCEEDS: The amount, if any, that We pay when the first of the following events occur: (1) the Maturity Date; (2) the Contract is surrendered; (3) We receive Due Proof of Death of an Owner; or (4) the election of a Payment Option.

SEC: The U.S. Securities and Exchange Commission.

SEPARATE ACCOUNT: An account of the Company other than the General Account.

SERVICE CENTER: Any office designated by Us for the receipt of premium payments and processing of Owner requests.

SUBACCOUNT: A subdivision of the Variable Account, the assets of which are invested in a designated Fund.

SUBACCOUNT VALUE: For this Contract, the amount equal to that part of any Net Premium Payment and Credit Amounts allocated to the Subaccount and any Contract Account Value transferred to that Subaccount, adjusted by any interest income, dividends, net capital gains or losses, realized or unrealized, and decreased by withdrawals (including any applicable Surrender Charges and Premium Tax Charge), charges and any Contract Account Value transferred out of that Subaccount. Subaccount Value is determined by calculating the Accumulation Unit Value as described in the Variable Account Section.

SURRENDER VALUE: The Contract Account Value less: (1) any applicable Surrender Charges; (2) Premium Tax Charges not previously deducted; and (3) the Annual Administrative Fee.

VALUATION DAY: For each Subaccount, each day on which the New York Stock Exchange is open for business except for certain holidays listed in the prospectus and days that a Subaccount's corresponding Fund does not value its shares.

VALUATION PERIOD: The period that starts at the close of regular trading on the New York Stock Exchange and ends at the close of regular trading on next succeeding Valuation Date.

VARIABLE ACCOUNT: Provident Mutual Variable Annuity Separate Account.

VARIABLE ACCOUNT VALUE: The sum of all Subaccount Values.


                         SECTION 2: GENERAL PROVISIONS

THE CONTRACT: We have issued this Contract in consideration of Your application and Your payment of the Initial Premium Payment. The entire Contract is made up of this Contract, any attached endorsements or riders, and the attached copy of the application. We consider statements made in the application to be representations and not warranties. We will not use any statement in


Form VA110NY                         Page 6
defense of a claim or to void this Contract unless it is contained in the attached application. Only Our President, a Vice President, or Secretary may modify this Contract or waive any of Our rights or requirements under this Contract. Any modification or waiver must be in writing. No agent may bind Us by making any promise not contained in this Contract.

INCONTESTABILITY: We will not contest this Contract after it has been in force during the Owner's lifetime for two years from the Contract Date.

MISSTATEMENT OF AGE OR SEX: If the age or sex has been misstated, We will adjust the benefits We pay under this Contract to the amount that would have been payable at the correct age and sex. If We made any underpayments because of any such misstatement, We shall pay the amount of such underpayment plus interest at an annual effective rate of 3%, immediately to the Payee or Beneficiary in one sum. If We make any overpayment because of a misstatement of age or sex, We shall deduct from current or future payments due under this Contract, the amount of such overpayment plus interest at an annual effective rate of 3%.

PERIODIC REPORTS: At least annually, or more often as required by law, We will mail to Owners at their last known address a report showing the following items as of a date shown on the report:

1. the number of Accumulation Units credited to this Contract and the dollar value of such units;

2.   the Contract Account Value and Surrender Value;

3. any premium payments, withdrawals, or surrenders made, Death Benefits paid and charges deducted since the last report; and

4.   any other information required by law.

MODIFICATION: Upon notice to the Owner, We may modify the Contract to:

1. conform the Contract, the operations of the Company, or the Variable Account to the requirements of any law (or regulation or pronouncement issued by a government agency) to which the Contract, the Company, or the Variable Account is subject;

2. assure continued qualification of the Contract as an annuity contract under the Code;

3. reflect a change (as permitted in this Contract) in the operation of the Variable Account; or

4.   provide additional Subaccounts and/or Guaranteed Account Options.

In the event of any such modification, We may make appropriate endorsements to the Contract.

NON-PARTICIPATING: This Contract does not participate in the surplus or profits of the Company and We do not pay dividends under this Contract.

PROTECTION OF PROCEEDS: To the extent permitted by applicable law, no right or benefit payable under this Contract are subject to the claims of creditors except as may be provided in an assignment in a form acceptable to Us. No Beneficiary or Payee may commute, encumber, or alienate any payments under this Contract before they are due.

DISCHARGE OF LIABILITY: Any payments made by Us under any Payment Option in connection with the payment of any withdrawal, surrender or death benefit, shall discharge Our liability to the extent of each such payment.

INITIAL PREMIUM PAYMENT: The Initial Premium Payment is shown on the Contract Schedule and is payable on or before the Contract Date.

SUBSEQUENT PREMIUM PAYMENTS: Owners may make an additional premium payment of at least the minimum amount shown in the current prospectus. Notwithstanding the foregoing, We reserve the right to not accept additional premium payments at any time for any reason.

PROOF OF AGE, SEX AND SURVIVAL: We reserve the right to require proof of age, sex or survival of any person upon whose age, sex or survival any payments depend. In addition, for life contingent Payment Options, We reserve the right to require proof of the Annuitant s survival before any Annuity Date.

INSTRUCTIONS AND REQUESTS: All instructions and requests are effective as of the end of the Valuation Period in which We receive them in a form satisfactory to Us, unless the event is scheduled to occur on a later date. We may require that You provide signature guarantees or other safeguards for any instruction, request or document You send to Our Service Center. You acknowledge and agree that We are not liable for any loss, liability, cost or expense of any kind for acting on instructions or requests submitted to Us that We reasonably believe to be genuine.


Form VA110NY                         Page 7

                              SECTION 3: OWNERSHIP

OWNERSHIP: This Contract belongs to the Owner. The Owner, as shown on the Contract Schedule, or as subsequently changed, may exercise all rights under this Contract. Subject to more specific provisions elsewhere herein, these rights include the right to: (1) select or change an Owner; (2) select or change any Beneficiary; (3) select or change the Payee; (4) before the Annuity Date, select or change the Payment Option; (5) before the Annuity Date and Maturity Date, select or change the Annuity Date; (6) allocate Net Premium Payments among and between the Subaccounts and Guaranteed Account Options, and (7) transfer amounts among and between the Subaccounts and Guaranteed Account Options.

ASSIGNMENT: At any time before the Maturity Date, the Owner may assign this Contract by Notice. We are not responsible for the validity or sufficiency of any assignment. Your rights and the rights of any Beneficiary or Payee may be affected by an assignment. We are not bound by the assignment until We receive a copy of the assignment at the Service Center.

CHANGING THE BENEFICIARY OR OWNER: The Owner may change the Beneficiary or Owner by Notice at any time before a death benefit is paid. If, however, the Owner previously irrevocably named a Beneficiary, that Beneficiary's consent in a form acceptable to Us, must be provided to the Service Center before the change is effective. Any change of Beneficiary is effective as of the date Notice and the Beneficiary's consent, if necessary, is received at the Service Center. We are not liable for any payments made under the Contract prior to the effectiveness of any Beneficiary change.


                        SECTION 4: THE VARIABLE ACCOUNT

VARIABLE ACCOUNT: The Variable Account is registered with the SEC as a unit investment trust under the Act. The Variable Account is also subject to the laws of the State of Pennsylvania and is also subject to the laws of the state where the Contract is delivered.

Although We own the assets in the Variable Account, these assets are held separately from Our other assets and are not part of Our General Account. The assets in the Variable Account are used to support the operation of and provide the variable values and benefits for this Contract and similar contracts. The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account are not chargeable with liabilities that arise from any other business that We conduct. We have the right to transfer to Our General Account any assets of the Variable Account that are in excess of such reserves and other liabilities.

SUBACCOUNTS: The Variable Account consists of Subaccounts. Each Subaccount invests in shares of a corresponding Fund. Shares of a Fund are purchased and redeemed for a Subaccount at their Net Asset Value. Any amounts of income, dividends and gains distributed from the shares of a Fund are reinvested in additional shares of that Fund at Net Asset Value. Income, gains and losses, realized or unrealized, from the assets allocated to a Subaccount are credited to or charged against that Subaccount without regard to other income, gains or losses of the Company.

The dollar amounts of values and benefits of this Contract provided by the Variable Account vary as a function of the investment performance of the Fund in which the Subaccount that You have selected invests. We do not guarantee the investment performance of the Funds or Subaccounts. You bear the full investment risk for fluctuations in the Subaccount Value in the Subaccounts You have selected.

CHANGES TO THE VARIABLE ACCOUNT: Where permitted by applicable law, We may:

1.   create new Separate Accounts;

2.   combine Separate Accounts, including the Variable Account;


Form VA110NY                         Page 8

3. add new Subaccounts to or remove existing Subaccounts from the Variable Account or combine Subaccounts;

4. make Subaccounts (including new Subaccounts) available to such classes of Contracts or insurance contracts as We may determine;

5.   add new Funds or remove existing Funds;

6.   substitute new Funds for any existing Fund;

7. deregister the Variable Account under the Act if such registration is no longer required; and

8. operate the Variable Account as a management investment company under the Act or as any other form permitted by law.

CHANGE IN INVESTMENT POLICY: The investment policy of a Subaccount may not be changed unless:

1. the change is approved, if required, by the Pennsylvania Insurance Department and by the Insurance Department of the state in which the Contract is delivered; and

2. a statement of such approval is filed, if required, with the insurance department of the state in which this Contract is delivered.

VARIABLE ACCOUNT VALUE: The Variable Account Value is the sum of the Subaccount Values, and reflects the investment experience of the Subaccounts, any Net Premium Payments and Credit Amounts allocated to the Subaccounts, transfers in or out of the Subaccounts, any charges deducted from the Subaccounts or any withdrawals from the Subaccount. There is no guaranteed minimum Variable Account Value.

ACCUMULATION UNITS: Net Premium Payments and Credit Amounts allocated to a Subaccount or amounts of Contract Account Value transferred to a Subaccount are converted into Accumulation Units. The number of Accumulation Units credited to a Contract is determined by dividing the dollar amount allocated to each Subaccount by the Accumulation Unit Value for that Subaccount for the Valuation Day as of which the allocation or transfer is invested in the Subaccount. Allocations and transfers to a Subaccount increase the number of Accumulation Units of that Subaccount.

Certain events or fees reduce the number of Accumulation Units of a Subaccount credited to a Contract which result in the cancellation of an appropriate number of Accumulation Units of that Subaccount including (a) withdrawals or transfers of Subaccount Value from a Subaccount; (b) surrender of the Contract; (c) payment of a death benefit; (d) the application of Variable Account Value to a Payment Option on the Annuity Date; and (e) the deduction of the Annual Administrative Fee or other charges. The number of Accumulation Units cancelled is determined by dividing the dollar amount of each event or fee deducted from each Subaccount by the Accumulation Unit Value for that Subaccount for the Valuation Day as of which the event or fee is deducted from the Subaccount.

ACCUMULATION UNIT VALUE: The Accumulation Unit Value for each Subaccount was set initially when the Subaccount began operations. Thereafter, the Accumulation Unit Value at the end of every Valuation Day is the Accumulation Unit Value at the end of the previous Valuation Day multiplied by the Net Investment Factor, as described below. Each Subaccount Value for a Contract is determined on any day by multiplying the number of Accumulation Units attributable to the Contract in that Subaccount by the Accumulation Unit Value for that Subaccount.

NET INVESTMENT FACTOR: The Net Investment Factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. The Net Investment Factor for any Subaccount for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

(1)  is the result of:

     a. the Net Asset Value of the Fund held in the Subaccount, determined at the end of the current Valuation Period; plus

     b. the per share amount of any dividend or capital gain distributions made by the Fund held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

     c. a per share charge or credit for any taxes reserved for, which is determined by Us to have resulted from the operations of the Subaccount.

(2) is the Net Asset Value of the Fund held in the Subaccount, determined at the end of the last prior Valuation Period.

(3) is a daily amount representing the Annual Annuity Charge deducted from the Subaccount adjusted for the number of days in the Valuation Period.


Form VA110NY                         Page 9

                     SECTION 5: GUARANTEED ACCOUNT OPTIONS

GUARANTEED ACCOUNT OPTIONS: The Guaranteed Account Options are part of Our General Account. The Guaranteed Account Options are not part of and do not depend on the investment performance of the Variable Account. We may offer one or more Guaranteed Account Options under the Contract at any time.

We credit interest to Contract Account Value allocated to the Guaranteed Account Options at rates We determine. We guarantee that the effective annual interest rate will not be less than 3%. We may credit a higher interest rate under one or more Guaranteed Account Options from time to time.

We may credit an annual effective rate in excess of 3% for the lesser of: (a) the time remaining for the Guaranteed Account Option selected; or (b) 12 months. Such excess interest rates are declared by Us in advance for each Guaranteed Account Option made available from time to time under the Contract. Generally, We credit different rates of excess interest for different available Guaranteed Account Options. Also, Guaranteed Account Options are generally available only for specific periods of time and certain Guaranteed Account Options may only be available subject to restrictions. At the expiration of any Guaranteed Account Option, We will seek Your instructions as to the reallocation of Guaranteed Account Value from that option. Nevertheless, We reserve the right to allocate such Guaranteed Account Value to another available Guaranteed Account Option if We do not receive Your instructions within a specified time period.

GUARANTEED ACCOUNT VALUE: We determine Guaranteed Account Value for any Valuation Period before the Annuity Date, separately for each Guaranteed Account Option as: the initial allocation of Net Premium Payments or Credit Amounts to that Option and transfers into the Option, increased by credited interest, and decreased by any transfers out of the Option and charges deducted. For purposes of crediting interest and deducting charges, all Guaranteed Account Options use a last-in, first-out method of accounting for allocations of Net Premium Payments and Credit Amounts and for transfers of Contract Account Value.


                      SECTION 6: ALLOCATIONS AND TRANSFERS

NET PREMIUM ALLOCATION: In the application, the Owner must select how the initial Net Premium Payment is to be allocated among the Subaccounts and the Guaranteed Account Options.

We allocate the initial Net Premium Payment to the Subaccounts and the Guaranteed Account Options based on the premium allocation schedule in Your application.

You may change the allocation schedule from that shown in the application by providing Notice to Us. Any additional Net Premium Payments and Credit Amounts are allocated in accordance with the allocation schedule in effect when such Net Premium Payments are received at the Service Center, unless it is accompanied by Notice directing a different allocation for that premium payment. The portion of a Net Premium Payment that may be applied to a Subaccount or a Guaranteed Account Option must be a whole percentage.

TRANSFER PRIVILEGE: Before the Annuity Date, You may transfer all or part of any Subaccount Value to another Subaccount(s) or a Guaranteed Account Option (subject to its availability) or transfer a part of any Guaranteed Account Value to any Subaccount(s), (subject to its availability) subject to these restrictions:

1. the Minimum Transfer Amount is shown in the Contract Schedule (or, the entire Subaccount Value or amount in any Guaranteed Account Option, if less than the Minimum Transfer Amount); and

2. a transfer request that would reduce a Subaccount Value or amount remaining in a Guaranteed Account Option below the amount shown on the Contract
     Schedule is treated as a transfer request for the entire amount in that


Form VA110NY                         Page 10

     Subaccount or Guaranteed Account Option; and

3. additional restrictions on transfers from the Guaranteed Account Options described below.

A Transfer Processing Fee will be deducted from the transferred amount for certain transfers. See "Transfer Processing Fee" below. Transfers are made as of the date that Your request is received at the Service Center.

RESTRICTIONS ON TRANSFERS FROM GUARANTEED ACCOUNT OPTIONS: You may transfer a part of the amount in a Guaranteed Account Option to the Subaccounts, subject to these additional restrictions:

1. We allow only one transfer each year and this transfer must be requested within the period that is 30 days before and 30 days after the Contract Anniversary. An unused transfer does not carry over to the next year; and

2. the maximum transfer amount from any Guaranteed Account Option is 25% of the portion of the Guaranteed Account Value attributable to that Option on the date of transfer, unless the balance after the transfer is less than $500.00.

We will make the transfer on the Contract Anniversary if Your Notice is received prior to the Contract Anniversary; if Your Notice is received after the Contract Anniversary, We will make the transfer as of the date We receive Your Notice at Our Service Center.

TRANSFER PROCESSING FEE: The first twelve transfers during each Contract Year are free. We will assess a Transfer Processing Fee for each transfer in excess of twelve transfers during a Contract Year. The amount of the Transfer Processing Fee is shown on the Contract Schedule. For the purpose of assessing the Transfer Processing Fee, each Notice of transfer is considered to be one transfer, regardless of the number of Subaccounts or Guaranteed Account Options affected by the transfer. The Transfer Processing Fee is deducted from the amount being transferred.


                       SECTION 7: CONTRACT ACCOUNT VALUES

SURRENDER: You may surrender this Contract for its Surrender Value at any time before the Annuity Date. You may elect to have the Surrender Value paid in a single sum or under a Payment Option. The Contract ends when We pay the Surrender Value or apply such sum to a Payment Option. The Surrender Value is determined as of the date We receive Your Notice for surrender and this Contract at Our Service Center.

WITHDRAWALS: You may withdraw part of the Surrender Value at any time before the Annuity Date, subject to these limits:

1.   the minimum withdrawal amount is shown on the Contract Schedule;

2. the maximum withdrawal (including applicable Surrender Charges) is the amount that would leave a minimum remaining Contract Account Value of the amount shown on the Contract Schedule.

We withdraw the amount You request from the Contract Account Value as of the day that We receive Your Notice, and send to You that amount. We then deduct any applicable Surrender Charge and any applicable Premium Tax Charge from the remaining Contract Account Value.

Your Notice must specify the amount to be withdrawn from each Subaccount or Guaranteed Account Option. If the Notice does not specify this information, or if any Subaccount Value or amount in a particular Guaranteed Account Option is inadequate to comply with Your request, We will make the withdrawal based on the proportion that each Subaccount Value and amount allocated to each Guaranteed Account Option bears to the Contract Account Value as of the day of the withdrawal.

TERMINATION: We may terminate this Contract and pay You the Surrender Value if, before the Annuity Date, all of the following simultaneously exist:

1.   You have not made any premium payment for at least two Contract Years;

2.   Your Contract Account Value is less than $2,000; and

3. total premium payments paid less withdrawals (including Surrender Charges) are less than $2,000.

Form VA110NY                        Page 11

We will mail You a notice of Our intent to terminate this Contract at least six months in advance of such termination. This Contract will automatically terminate on the date specified in the notice unless We receive an additional premium payment before the termination date specified in the notice. This additional premium payment must be for at least the minimum additional premium amount acceptable to Us.

BASIS OF VALUES: Any paid-up annuity, surrender or Death Benefits that may be available are at least equal to the minimum required by law in the jurisdiction in which this Contract is delivered. A detailed statement of the method used to compute the minimum values has been filed, where required, with the insurance officials of the jurisdiction in which this Contract is delivered.


                               SECTION 8: CREDITS

CREDIT AMOUNTS: We will credit your Contract Account Value with an additional Credit Amount, in most circumstances, when a Net Premium Payment is applied to the Contract. The Credit Amount will be applied on the date the Net Premium Payment is received. The Credit Amount is a percentage of the premium payments that You pay, and these percentages are shown in the Contract Schedule. The percentage is determined by the total amount of premium payments received on this Contract less the total amount of all withdrawals (including any Surrender Charges). The Credit Amount is calculated by multiplying the percentage (expressed as a decimal) by the excess of (a) over (b), where:

     (a) equals total premium payments applied under this Contract (including the current premium payment) less the total withdrawals (including any Surrender Charges); and

     (b) equals the amount computed under (a) above at the time that the most recent previous credit calculation was made that resulted in a Credit Amount being applied.

The Credit Amount is allocated among the Subaccounts and Guaranteed Account Options based on the premium allocation.

LOOK-BACK: On each of the first three Contract Anniversaries, We will determine a Calculated Credit Amount. To the extent that the Calculated Credit Amount exceeds the actual Credit Amounts applied to this Contract, We will increase the Contract Account Value by the amount of such excess and allocate such excess as a Credit Amount based on the premium allocation.

The Calculated Credit Amount is determined by multiplying (1) by (2) where:

     (1) equals the amount of total premium payments received on this Contract less the amount of withdrawals (including any Surrender Charges).

     (2) equals the credit percentage (expressed as a decimal) as shown on the Contract Schedule for the amount calculated under (1) above.


                          SECTION 9: FEES AND CHARGES

SURRENDER CHARGE: The Surrender Charge is equal to the percentage of each premium payment surrendered or withdrawn as specified in the table on the Contract Schedule. The Surrender Charge is separately calculated and applied to each premium payment at any time that the payment is surrendered or withdrawn. No Surrender Charge applies to the portion of the Contract Account Value equal to the Free Withdrawal Amount or to Contract Account Value in excess of aggregate premium payments (less prior withdrawals of premium payments). The Surrender Charge is calculated using the assumption that Contract Account Value is withdrawn in the following order: (1) the Free Withdrawal Amount for the Contract Year; (2) premium payments; and (3) any remaining Contract Account Value. In addition, the Surrender Charge is calculated using the assumption that premium payments are withdrawn on a first-in, first-out basis.

The Surrender Charge applicable to each premium payment diminishes as the payment ages. A premium payment ages by Contract Year, such that


Form VA110NY                        Page 12
it is in "year" 1 (on the table in the Contract Schedule) during the Contract Year in which it is received and in "year" 2 throughout the subsequent Contract Year and in "year" 3 throughout the Contract Year after that, etc.

In addition, there is no Surrender Charge on or after the Maturity Date.

DEATH BENEFIT CHARGE: In computing the death benefit upon the death of any Owner prior to the Annuity Date, a Death Benefit Charge is deducted. The amount of the Death Benefit Charge is shown on the Contract Schedule. The Free Withdrawal Amount does not apply to the Death Benefit Charge.

ANNUAL ANNUITY CHARGE: We assess an Annual Annuity Charge on a daily basis against the assets of the Variable Account. The amount of the charge is shown on the Contract Schedule.

ANNUAL ADMINISTRATIVE FEE: We will assess the Annual Administrative Fee shown on the Contract Schedule:

1.   for the prior Contract Year, as of the Contract Anniversary; or

2. for the current Contract Year (a) as of the date of any surrender, or (b) as of the Annuity Date.

The fee is deducted from Subaccount Values and Guaranteed Account Options based on the proportion that each bears to the Contract Account Value.

When the Annual Administrative Fee is deducted from Subaccount Values, We will cancel the appropriate number of Accumulation Units. Where the fee is deducted from a Guaranteed Account Option, We will reduce the Guaranteed Account Value by the amount of the fee.

TRANSFER PROCESSING FEE: We will assess a Transfer Processing Fee for each transfer in excess of twelve transfers during a Contract Year. The amount of this fee is shown on the Contract Schedule.

PREMIUM TAX CHARGE: We reserve the right to deduct any premium tax assessed against Us from the Proceeds to the extent that the premium tax has not been recovered from a deduction from premium payments.

OTHER TAXES: If a tax is assessed against the operation of the Variable Account, We reserve the right to adjust the Net Investment Factor to provide for any taxes attributable to the operation of the Variable Account.

CHARGE FOR OPTIONAL BENEFITS: If optional benefits have been added to this Contract, the method and amount of the charges for the optional benefits shall be as specified in the Rider, Endorsement or Contract Schedule.


                        SECTION 10: PAYMENT OF BENEFITS

PAYMENT OF BENEFITS: We usually pay the Proceeds of any surrender, withdrawals, death benefit, or any Annuity Payments within 7 business days after receipt of all applicable Notices and/or Due Proof of Death. However, We can postpone such payments if:

1. the New York Stock Exchange is closed, other than customary weekend and holiday closing, or trading on the exchange is restricted as determined by the SEC; or

2. the SEC permits, by an order, the postponement of payment for the protection of Owners; or

3. the SEC determines that an emergency exists that would make the disposal of securities held in the Variable Account or the determination of their value not reasonably practicable.

If a recent check or draft has been submitted, We have the right to defer payment of surrenders, withdrawals, Death Benefits, or Annuity Payments until such check or draft has been honored.

We have the right to defer payment of any surrender, withdrawal, or transfer of Guaranteed Account Value for up to six months from the date We receive Your Notice.

INTEREST ON DELAYED PAYMENTS: We will pay interest on the amount of any payment that is delayed pursuant to this section.


Form VA110NY                         Page 13

This interest will accrue from the date that the payment becomes payable to the date of payment at an annual rate of 3%, or the rate and time required by law, if greater. The interest rate will always be at least equal to the rate provided under the interest income Payment Option.


                           SECTION 11: DEATH BENEFITS

DEATH BENEFITS ON OR AFTER THE ANNUITY DATE: If an Owner dies on or after the Annuity Date, any surviving joint Owner becomes the sole Owner. If there is no surviving Owner, the Beneficiary becomes the new Owner. If an Owner dies on or after the Annuity Date, any remaining payments must be distributed at least as rapidly as under the Payment Option in effect on the date of such death.

DEATH BENEFIT BEFORE THE ANNUITY DATE:

1.   DEATH OF AN OWNER:


     If there are multiple Owners named, the age of the oldest Owner will be used to determine the applicable death benefit. If a sole Owner dies prior to the Annuity Date, We will pay the Beneficiary the death benefit then due. If the sole Owner is not an individual, We will treat the Annuitant as Owner for the purpose of determining when the Owner dies and the Annuitant's age will determine the applicable death benefit payable to the Beneficiary. The sole Owner's estate will be the Beneficiary if no Beneficiary designation is in effect, or if the designated Beneficiary has predeceased the Owner. In the case of a joint Owner dying prior to the Annuity Date, the surviving Owner will be deemed as the Beneficiary.

     A death benefit is determined as of the date on which Notice and Due Proof of Death and all required claim or other forms are received at the Service Center.

     The following options are available to the Beneficiary:

     (1) elect to receive the death benefit in a single lump sum within 5 years of the deceased Owner's death; or

     (2) elect to receive the death benefit paid under a Payment Option provided that: (a) Annuity Payments begin within 1 year of the deceased Owner's death; and (b) Annuity Payments are made in substantially equal installments over the life of the Beneficiary or over a period not greater than the life expectancy of the Beneficiary; or

     (3) if the Beneficiary is the spouse of the deceased Owner, he or she may by Written Notice within one year of the Owner's death, in lieu of receiving the death benefit, elect to continue the Contract as the new Owner. If the spouse so elects, all his or her rights as a Beneficiary cease and if the deceased Owner was also the Annuitant, he or she will become the Annuitant. The spouse will be deemed to have elected to continue the Contract if he or she makes no election before the expiration of the one year period after the Owner's death or if he or she makes any premium payments under the Contract.

     With regard to a Beneficiary who is not the spouse of the deceased Owner:
     (a) options (1) and (2) apply even if the Annuitant is alive at the time of the deceased Owner's death; (b) if the new Owner is a not natural person, only option (1) is available; (c) if no election is made within 60 days of the deceased Owner's death, option (1) will be deemed to have been elected.

     If the Beneficiary dies before the payments required by options (1) or (2) are complete, the entire remaining Contract Account Value must be distributed in a lump sum immediately.

     If there is more than one Beneficiary, the foregoing provisions will independently apply to each Beneficiary.

2.   DEATH OF THE ANNUITANT:

     On the death of the Annuitant before the Annuity Date, the Owner becomes the new Annuitant, if the Owner is an individual. If there is more than one Owner, the youngest Owner will become the Annuitant. If any Owner is not an individual, the death of an Annuitant will be treated as the death of an Owner and the death benefit will be determined as if the Annuitant were the Owner. If the Annuitant is changed and the Owner is not a natural person, the entire


Form VA110NY                        Page 14
     interest in the Contract must be distributed to the Owner within 5 years of the change.

3.   THE DEATH BENEFIT:

     If the Owner is less than age 90 on the date of death, the death benefit during the first 9 Contract Years will be equal to the greater of:

     (a)  the Contract Account Value less the Death Benefit Charge; or

     (b) the premiums payments paid reduced by the amount of all withdrawals (including any applicable Surrender Charge).

     The death benefit after the first 9 Contract Years will be equal to the greater of:

     (1)  (a) as defined above; or

     (2) as of the end of Contract Year 9, the greater of (b) as defined above or the Contract Account Value. This amount is subsequently increased by premium payments and reduced by an amount for each withdrawal (described below).

REDUCTION FOR A WITHDRAWAL: When part of the Surrender Value is withdrawn, the withdrawal will reduce the death benefit in the same proportion that the Contract Account Value was reduced on the date of withdrawal. For each withdrawal, the death benefit reduction is calculated by multiplying the death benefit on the date of withdrawal by a fraction, the numerator of which is the amount of the withdrawal including any applicable Surrender Charge and the denominator of which is the Contract Account Value immediately prior to the withdrawal.

If the Owner is at least age 90 on the date of death, the death benefit is equal to the Contract Account Value less the Death Benefit Charge.

Any excess of the death benefit over the Contract Account Value will be allocated to the Subaccounts and Guaranteed Account Options according to the premium allocation schedule in effect at the time that the distribution option is chosen or is deemed to have been chosen.


               SECTION 12: ANNUITY PROVISIONS AND PAYMENT OPTIONS

ANNUITY DATE AND MATURITY DATE: The Surrender Value is applied to purchase a Payment Option as of the Annuity Date. The Owner may designate or change the Annuity Date. The latest Annuity Date is the Maturity Date.

ELECTION OF OPTION: The following Payment Options are available to You during Your lifetime. They are also available to the Beneficiary after Your death, if You have not selected an option for such Beneficiary.

You may elect to have the Proceeds paid in accordance with any one of the options described below or in any other manner acceptable to us and permissible under applicable law. If no election has been made, the automatic Payment Option shall be Option B. The amount paid under these options is fixed and does not depend on the investment performance of the Variable Account.

OPTION A - LIFE ANNUITY: An income payable during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant, according to the Option Table, Life Only column.

OPTION B - LIFE ANNUITY WITH 10 YEARS PERIOD CERTAIN: An income payable during the lifetime of the Annuitant with the guarantee that payments shall be made for a period of not less than 10 years according to the Option Table, 10 Year Period Certain column.

Under Option B, if any Payee dies while receiving payment, the present value of the current dollar amount on the date of death of any remaining guaranteed payments shall be paid in one sum to the executors or administrators of the Payee unless otherwise provided in writing. Calculation of such present value shall be at 3%, which is the rate of interest assumed in computing the amount of Annuity Payments. If you die on or after the annuity starting date and before the interest in the Contract has been distributed, the remaining payments will be distributed at least as rapidly as under the method of distribution being used as of the date of your death.

OPTION C - ALTERNATIVE INCOME OPTION: In lieu of one of the above options, You may elect to settle Proceeds under an alternative income option acceptable to Us.


Form VA110NY                         Page 15

GENERAL PROVISIONS: Annuity Payments shall commence and continue subject to the following provisions:

1. We shall issue a supplementary contract stating the terms of payment under the option elected. We may require the return of this Contract to Our Service Center.

2. Proof satisfactory to us of the identity, birth date and sex of any Annuitant and that the Annuitant is living.

3. Notice is received at least 30 days before the Maturity Date. The requested option must begin at least 30 days after We receive Notice, on or before the Maturity Date, and cannot be the 29th, 30th, or 31st day of a calendar month.

Income payable is guaranteed to equal or exceed the Contract Account Value applied to the rates shown in the Option Table. Income payable is guaranteed to equal or exceed income provided by the application of the Surrender Value to purchase any single consideration immediate annuity contract offered by Us at the time to the same class of annuitants. No election of any option may be made under this Contract for any Annuitant unless such election would produce a periodic payment of at least $50 to that Annuitant. If at any time payments to be made become less than $50 each:

1. We shall have the right to change the frequency of payment to such interval as shall result in the payment of at least $50. Subject to this condition, payments may be made annually, semi-annually, quarterly or monthly; or

2. We may surrender this Contract for its Contract Account Value or We may allow a periodic payment less than $50.

ANNUITY PAYMENT RATES
The annuity payment rates shown in the Option Table are based on the 1983 Table A with interest at the rate of 3% per annum. The amount of each annuity payment will depend on the sex and age of the Annuitant.







Form VA110NY                         Page 16

                                  OPTION TABLE
 GUARANTEED AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 OF ANNUITY VALUE APPLIED

         GUARANTEED MONTHLY PAYMENTS                          GUARANTEED MONTHLY PAYMENTS
----------------------------------------------     -----------------------------------------------
                                     10 Year                                            10 Year
  Age of Payee                       Period          Age of Payee                        Period
----------------     Life Only       Certain       ----------------     Life Only       Certain
Male      Female     (Option A)     (Option B)     Male      Female     (Option A)     (Option B)
----      ------     ----------     ----------     ----      ------     ----------     ----------
             5*       $  2.70        $  2.70        45         50        $  3.59        $  3.58
             6           2.71           2.71        46         51           3.63           3.62
             7           2.72           2.72        47         52           3.68           3.67
             8           2.72           2.73        48         53           3.73           3.72
             9           2.73           2.73        49         54           3.78           3.76
  5*        10           2.74           2.74        50         55           3.83           3.82
  6         11           2.75           2.75        51         56           3.89           3.87
  7         12           2.76           2.76        52         57           3.95           3.93
  8         13           2.77           2.77        53         58           4.01           3.99
  9         14           2.78           2.78        54         59           4.07           4.05
 10         15           2.79           2.79        55         60           4.14           4.11
 11         16           2.80           2.80        56         61           4.21           4.18
 12         17           2.81           2.81        57         62           4.29           4.25
 13         18           2.82           2.83        58         63           4.37           4.33
 14         19           2.83           2.84        59         64           4.46           4.41
 15         20           2.85           2.85        60         65           4.55           4.50
 16         21           2.86           2.86        61         66           4.64           4.58
 17         22           2.87           2.88        62         67           4.75           4.68
 18         23           2.89           2.89        63         68           4.86           4.78
 19         24           2.90           2.90        64         69           4.97           4.88
 20         25           2.92           2.92        65         70           5.09           4.99
 21         26           2.93           2.93        66         71           5.22           5.10
 22         27           2.95           2.95        67         72           5.36           5.21
 23         28           2.96           2.97        68         73           5.51           5.34
 24         29           2.98           2.98        69         74           5.67           5.46
 25         30           3.00           3.00        70         75           5.83           5.60
 26         31           3.02           3.02        71         76           6.01           5.73
 27         32           3.04           3.04        72         77           6.19           5.87
 28         33           3.06           3.06        73         78           6.39           6.02
 29         34           3.08           3.08        74         79           6.60           6.17
 30         35           3.10           3.10        75         80           6.82           6.32
 31         36           3.13           3.13        76         81           7.06           6.48
 32         37           3.15           3.15        77         82           7.31           6.64
 33         38           3.18           3.18        78         83           7.58           6.80
 34         39           3.20           3.20        79         84           7.87           6.97
 35         40           3.23           3.23        80         85**         8.17           7.13
 36         41           3.26           3.26        81                      8.49           7.29
 37         42           3.29           3.29        82                      8.83           7.45
 38         43           3.32           3.32        83                      9.19           7.61
 39         44           3.35           3.35        84                      9.57           7.77
 40         45           3.39           3.39        85**                    9.96           7.92
 41         46           3.42           3.42
 42         47           3.46           3.46
 43         48           3.50           3.50
 44         49           3.54           3.54

 *Payment shown applies to all younger ages.

**Payment shown applies to all older ages.

The dollar amount of Annuity Payment for any age not shown, any other frequency of payment, or any other income option agreed to by us will be quoted on request.

Form VA110NY                         Page 17

                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                                   ENDORSEMENT

                                 RENEWAL CREDIT

CONTRACT NUMBER:             9000000         OWNER:         ALTERNATE OWNER NAME

RENEWAL CREDIT AMOUNT:                       DATE OF
                                             ENDORSEMENT:

DATE OF RENEWAL CREDIT:

RENEWAL CREDIT RECAPTURE
BASE:

                           RENEWAL CREDIT PERCENTAGES

       AGE IN YEARS       PERCENT           AGE IN YEARS        PERCENT
       ------------       -------           ------------        -------
            1               100%                 6                80%
            2               100%                 7                60%
            3               100%                 8                40%
            4               100%                 9                20%
            5               100%                10                 0%

As more fully set forth herein:

     (1) Pursuant to this Endorsement, You are entitled to receive a Renewal Credit Amount.

     (2) This amount is paid back to Us as part of the Surrender Charge if You surrender or withdraw Your Contract Account Value during the next 9 Contract Years.

The contract is amended as of the Date of Endorsement as follows:

IN SECTION 8: CREDITS, THE FOLLOWING PARAGRAPH IS ADDED:

RENEWAL CREDIT: A Renewal Credit Amount, shown above, is allocated as of the Date of Renewal Credit, shown above. The Renewal Credit Amount is allocated among the Subaccounts and Guaranteed Account Options according to the premium allocation schedule in effect on the Date of Renewal Credit.

IN SECTION 9: FEES AND CHARGES, THE FIRST PARAGRAPH IS REPLACED BY THE
FOLLOWING:

SURRENDER CHARGE: The Surrender Charge is equal to the Renewal Credit Percentage, shown above, of the Renewal Credit Amount and to a percentage of each premium payment that is surrendered or withdrawn. The percentages applicable to a Renewal Credit Amount are shown above. The Surrender Charge is separately calculated and applied to the Renewal Credit Amount and to each premium payment at any time that a Renewal Credit Amount or premium payment is surrendered or withdrawn. No Surrender Charge applies to that portion of the Contract Account Value equal to the Free Withdrawal Amount or to the Contract Account Value in excess of the sum of the Renewal Credit Amount and aggregate premium payments as of the date of withdrawal or surrender, adjusted for prior withdrawals of either Renewal Credit Amount or premium payments.

Form R1210

The Surrender Charge is calculated using the assumption that Contract Account Value is withdrawn in the following order: (1) the Free Withdrawal Amount for the Contract Year; (2) a pro-rata share of the Renewal Credit Amount; (3) aggregate premium payments (assuming a first-in, first-out basis); and (4) any remaining Contract Account Value. We determine the amount of the Renewal Credit Amount that is being withdrawn as the product of (a) and (b) where:

     (a) equals a fraction where the numerator is the amount being withdrawn in excess of any remaining Free Withdrawal Amount and the denominator is the lessor of the Renewal Credit Recapture Base or the Contract Account Value.

     (b) equals the amount of the Renewal Credit Amount that has not been previously withdrawn.

IN SECTION 9: FEES AND CHARGES, THE FOLLOWING IS ADDED TO DEATH BENEFIT CHARGE:

In determining the maximum amount of the Death Benefit Charge, the Renewal Credit Amount shall not be counted as a Credit Amount granted under the Contract during the 12 months preceding the Owner's death.

This Rider does not change any other provisions of the Contract except as stated above.

Attached by the Company.




                                                        /s/ Robert W. Kloss
                                                               President






Form R1210

                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                                      RIDER

                                  DEATH BENEFIT

OWNER:             ALTERNATE OWNER NAME

CONTRACT NUMBER:   9000000


The following Death Benefit provision replaces THE DEATH BENEFIT provision found under the DEATH BENEFITS Section of your Contract. Capitalized terms are defined in the Contract.

PROCEEDS ON DEATH BEFORE ANNUITY DATE. If the Owner dies before the Annuity Date, the Proceeds we will pay to the Beneficiary is the Death Benefit.

If the Owner dies during the first Contract Year, the Death Benefit will equal the greater of:

     1. the premium payments, less any withdrawals including any applicable Surrender Charge; or

     2. the Contract Account Value less any Death Benefit Charge, if applicable.

If the Owner dies after the end of the first Contract Year and prior to the Annuity Date, the Death Benefit will equal the greatest of:

     1. the Guaranteed Minimum Death Benefit described below, plus subsequent premium payments, less any reduction for a subsequent withdrawal described below; or

     2. the premium payments less any withdrawals including any applicable Surrender Charge; or

     3. the Contract Account Value less any Death Benefit Charge, if applicable.

The Proceeds will be paid in a lump sum or under a Payment Option. The Proceeds must be distributed in accordance with the rules set forth in the provision entitled "Death Benefit Before the Annuity Date: Death of an Owner". No Death Benefit is payable if this Contract is surrendered before the Owner's death.

GUARANTEED MINIMUM DEATH BENEFIT. On each Contract Anniversary on or before the Owner's 85th birthday, the Guaranteed Minimum Death Benefit is recalculated and will equal the greater of:

          (a) the Guaranteed Minimum Death Benefit as of the previous Contract Anniversary less any reduction for a subsequent withdrawal described below; or

          (b)  the Contract Account Value on the current Contract Anniversary.

After the Contract Anniversary on or before the Owner's 85th birthday, the Guaranteed Minimum Death Benefit will not be recalculated under this provision.

REDUCTION FOR A WITHDRAWAL. When part of the Surrender Value is withdrawn, the withdrawal will reduce the Death Benefit in the same proportion that the Contract Account Value was reduced on the date of withdrawal. For each withdrawal, the Death Benefit reduction is calculated by multiplying the Death Benefit on the date of withdrawal by a fraction, the numerator of which is the amount of the withdrawal including any applicable Surrender Charge and the denominator of which is the Contract Account Value immediately prior to the withdrawal.


Form R1547

RIDER CHARGE. A separate monthly charge is made for this rider. On the Contract Date and the same day of each month thereafter, a charge is deducted from the Contract Account Value. The monthly charge is equal to the Contract Account Value multiplied by 0.25% (expressed as a decimal) divided by 12. The charge is deducted from each Subaccount Value and Guaranteed Account Options based on the proportion that each account bears to the Contract Account Value. The monthly charge for this rider will cease upon payment of Proceeds.

This Rider does not change any other provisions of the Contract except as stated above.

Attached by the Company on the issue date of the Contract.





                                                        /s/ Robert W. Kloss
                                                               President





Form R1547

                   A GUIDE TO THE PROVISIONS OF THIS CONTRACT

                                                                            Page
                                                                            ----
SECTION 1:  DEFINITIONS .................................................     5

SECTION 2:  GENERAL PROVISIONS ..........................................     6

SECTION 3:  OWNERSHIP ...................................................     8

SECTION 4:  THE VARIABLE ACCOUNT ........................................     8

SECTION 5:  GUARANTEED ACCOUNT OPTIONS ..................................    10

SECTION 6:  ALLOCATIONS AND TRANSFERS ...................................    10

SECTION 7:  CONTRACT ACCOUNT VALUES .....................................    11

SECTION 8:  CREDITS .....................................................    12

SECTION 9:  FEES AND CHARGES ............................................    12

SECTION 10: PAYMENT OF BENEFITS .........................................    13

SECTION 11: DEATH BENEFITS ..............................................    14

SECTION 12: ANNUITY PROVISION AND PAYMENT OPTIONS .......................    15

A COPY OF THE APPLICATION AND ANY ENDORSEMENTS OR RIDERS ARE INCLUDED BEFORE THE LAST PAGE.



Form VA110NY

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
             Flexible premiums as stated in the General Provisions.
                      Contract Account Values are variable,
             except for amounts in the Guaranteed Account Options.
                           Non-participating Contract.







                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY

          1000 Chesterbrook Boulevard, Berwyn, Pennsylvania 19312-1181





Form VA110NY